Exhibit 99.1

For further information:

David A. Crittenden

Chief Financial Officer

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Announces Scott Wolfe to Retire at End of 2014 and Names Jeff Rogers as Successor

Warren, MI – June 4, 2014 - Universal Truckload Services, Inc. (“Universal”) (NASDAQ: UACL) today announced that Chief Executive Officer Scott Wolfe notified Universal of his intention to retire upon expiration of his employment contract with Universal at the end of this year. Universal also announced that its Board of Directors has approved the hiring of Jeff Rogers, former President of YRC Freight, to the position of Executive Vice President until the end of 2014, after which Mr. Rogers will succeed Mr. Wolfe as Chief Executive Officer. The Board of Directors has also appointed Mr. Wolfe as a director of Universal effective immediately.

“Today’s announcement is evidence of the high priority both Universal’s Board and Scott Wolfe have placed on working together to assure Universal will remain in capable hands after Scott retires,” said Matthew Moroun, Chairman of Universal’s Board of Directors. “Scott will remain the CEO of Universal for seven months to help Jeff transition into that position. Scott’s appointment to our Board of Directors ensures that his experience and counsel will continue to benefit Jeff and Universal both now and after Scott’s retirement as Universal’s CEO”.

Mr. Rogers, a former United States Army Airborne Ranger, brings a wealth of executive experience to Universal. He was employed for 16 years by YRC Freight, a $3 billion dollar (sales) enterprise and its predecessors, the last two years of which he served as YRC’s President. “Jeff’s record demonstrates that he has the leadership skills, vision and long term commitment to success which our CEO must have if Universal is to achieve its growth and profitability expectations,” said Moroun.

Mr. Wolfe also commented on the announcement by adding, “I very much look forward to working with Jeff through the end of the year and as a member of Universal’s Board. He will manage Universal’s operations very well, and I’m confident will be well received by Universal’s employees, customers and shareholders.”

About Universal Truckload Services, Inc.:

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, Mexico and Canada. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, value-added, and intermodal services.

Cautionary Statement Regarding Forward-Looking Statements:

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in Universal’s reports and filings with the Securities and Exchange Commission. Universal assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.